Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Bon Natural Life Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Share(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value $0.001 per share	457(c) and (h)	52,701,507	$0.094	$4,953,942	0.00015310	$758.45

Total Offering Amounts					$4,953,942	0.000153100	$758.45
Total Fee Offsets							—
Net Fee Due							$758.45

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Class A ordinary shares quoted on the Nasdaq Capital Market, LLC on March 31, 2025.

(2)	Represents 52,701,507 Class A ordinary shares of Bon Natural Life Limited (the “Company”) available for issuance under the Company’s 2024 Equity Incentive Plan (the “2024 Plan”) as of the date of this Registration Statement. To the extent permitted by Rule 416, this Registration Statement also covers an indeterminate number of additional Class A orodnary shares of the Company that become issuable under the 2024 Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction that results in an increase in the number of outstanding Class A ordinary shares of the Company.